Exhibit 99.1

[GoAmerica letterhead]

CONTACT:

Joe Karp
GoAmerica
Voice: 201-527-1518
jkarp@goamerica.com

Thomas J. Rozycki, Jr.
CJP Communications
Voice: 212-279-3115 x208
tom@cjpcom.com

          i711(R) VIDEO RELAY SERVICE DEBUTS OFFERING SUPERIOR PICTURE
                           QUALITY FOR DEAF PC USERS

           New Service Continues i711.com's Reputation for Innovative
                         Services that are Easy to Use

HACKENSACK, NJ, December 5, 2006 - GoAmerica(R), Inc. (NASDAQ:
GOAM), a leading provider of online and wireless relay services, today announced the availability of i711 Video Relay Service (VRS), the newest member of the i711.com(TM) family of relay services. i711 VRS enables people who are Deaf to use sign language to communicate with hearing people using a Windows computer, a web camera, and a broadband Internet connection.

"Similar to our development approach with the i711 text relay service, we focused our VRS innovations on those areas that would most positively impact the customer's relay experience," said Mark Stern, vice president of product management for GoAmerica. "We started with picture quality, added features that would make calls more efficient for the user, and then made it easy to use, whether from home, work, or on the road."

Clear Picture and Beyond

From its clear picture quality to its stylish user interface, i711 VRS was developed to make VRS on a PC faster and easier to use, delivering all of the following for a best-of-class VRS experience:

      o Clear Picture. i711 VRS is designed to deliver the clearest possible picture on a PC. This improved clarity makes sure every nuance of signed communication is visible so communication between the parties is more efficient and accurate.

      o Smart Dialing. Like the i711 text relay service, i711 VRS callers can use their i711 Phone Book, Speed Dial, and Redial features. Users can make most calls in just one click.

      o VRS Notepad(TM). Located right in the i711 VRS call window, VRS Notepad eliminates the need to fingerspell lengthy information. Instead of fingerspelling and confirming all of the digits in an account number, for example, the user can simply type the number on the VRS Notepad where it is immediately visible to the interpreter. This also provides a useful spot to store addresses, confirmation numbers, or other information gathered during the call.

      o Firewall Friendly. i711 VRS is designed to work well with all types of firewalls. Whether from work, home, or school, i711 VRS calls are easy to make from behind a firewall.

      o Relay and Beyond(SM). All i711 VRS customers receive free access to i711.com's signature community information features. Exclusive weekly articles from deaf authors, deaf community headlines, and more take customers beyond ordinary relay.

"For years, using VRS on a PC has been a painful experience for many reasons," said Eric Hamlow from Stockton, California. "i711 VRS is the first VRS service I've used that delivers a great relay experience on a PC, from the picture clarity to the cool interface. Now, wherever I take my laptop, I know I can make an i711 VRS call quickly, easily, and with the quality I need."

A Focus on Quality

i711 VRS (www.i711.com/vrs) is available now to a growing number of registered i711 users. To ensure that customers experience high quality service right from the start, groups of registered users are being invited to download i711 VRS every week. Once a user has received an invitation, downloading and installing i711 VRS takes fewer than five minutes.

Registration on i711.com is free at www.i711.com/register, and i711 VRS invitations are being emailed weekly.

For its i711 VRS interpreting resources, GoAmerica has partnered with Washington, DC-based Visual Language Interpreting (VLI), an established sign language interpreting and CART service provider that shares GoAmerica's strong commitment to service quality. VLI brings nearly 10 years of interpreting experience to the relationship, and only employs interpreters who are nationally certified by the Registry of Interpreters for the Deaf.

About i711.com Relay Services

i711.com offers both text- and video-based TRS calling via the Internet. Text services, often called "IP relay," enable Deaf or hard of hearing callers to use a Web-connected computer or wireless handheld device to place calls, which are connected to a relay operator. The relay operator calls the voice number and then verbally speaks the text message typed by the deaf caller to the hearing recipient and types the hearing party's responses back to the deaf party.

Using i711 VRS, a Deaf caller begins a call by communicating directly with a sign language interpreter over a live video connection; the interpreter places the call on the deaf person's behalf, and translates the sign language into audible speech for the hearing person, and back into sign language for the deaf caller. This real-time call enables a deaf person to have phone conversations with hearing friends, family and colleagues more naturally using sign language. Visit www.i711.com/vrs for more information.

TRS is a free service to all callers. TRS providers -- such as GoAmerica -- receive reimbursement from a pool of funds, collected from telephone carriers by the Federal Communications Commission (FCC) and administered by the National Exchange Carriers Association (NECA), based on the number of "conversational" minutes handled by each provider.

About GoAmerica

GoAmerica is a leading provider of online and wireless relay services for people who are deaf, hard-of-hearing, or speech-impaired. The Company's vision is to improve the quality of life of its customers by being their premier provider of innovative communication services. For more information on the Company or its services, visit http://www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717 or via Internet relay by visiting http://www.i711.com.

Safe Harbor

The statements contained in this news release that are not based on historical fact are "forward-looking statements" that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "may", "will", "expect", "estimate", "anticipate", "continue", or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve risks and uncertainties, including, but not limited to those of GoAmerica including: (i) our limited operating history; (ii) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (iii) our dependence on wireless carrier networks; (iv) our ability to respond to increased competition in the wireless data industry; (v) our ability to integrate acquired businesses and technologies; (vi) our ability to generate revenue growth; (vii) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; and (viii) difficulties inherent in predicting the outcome of regulatory processes. Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission. Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. GoAmerica is not obligated to update and does not undertake to update any of its forward looking statements made in this press release. Each reference in this news release to "GoAmerica", the "Company" or "We", or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries. "GoAmerica", the "GoAmerica" logo, "i711", and the "i711.com" logo are registered trademarks of GoAmerica. "i711.com", "i711 Call Me", "i711 Wireless", "ClickRelay", "Relay and Beyond", "VRS Notepad" and "Clear Mobile" are trademarks and/or service marks of GoAmerica. Other names may be trademarks of their respective owners.

                                       ###